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                                                                      EXHIBIT 12

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                              THREE MONTHS
                                                                  ENDED
                                                                MARCH 31,
                                                              -------------
                                                              2000    1999
                                                              -----   -----
Income from continuing operations...........................  $   1   $  16
Add:
  Interest expense..........................................     45      19
  Portion of rentals representative of the interest
     factor.................................................      3       3
  Preferred stock dividend requirements of majority-owned
     subsidiaries...........................................     --       6
  Income tax expense (benefit) and other taxes on income....     (1)     14
  Amortization of interest capitalized......................     --      --
  Undistributed (earnings) losses of affiliated companies in
     which less than a 50% voting interest is owned.........     --      --
                                                              -----   -----
       Earnings as defined..................................  $  48   $  58
                                                              =====   =====
Interest expense............................................  $  45   $  19
Interest capitalized........................................      2      --
Portion of rentals representative of the interest factor....      3       3
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis...........................     --      10
                                                              -----   -----
       Fixed charges as defined.............................  $  50   $  32
                                                              =====   =====
Ratio of earnings to fixed charges..........................   0.96    1.81
                                                              =====   =====

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NOTE: For the three months ended March 31, 2000, earnings were inadequate to cover fixed charges by
$2 million.